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                                                                    Exhibit 4(d)

[LOGO OF JOHN HANCOCK APPEARS HERE]
Mutual Life Insurance Company

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WAIVER OF WITHDRAWAL CHARGE RIDER
WAIVER OF WITHDRAWAL CHARGE UPON OCCURRENCE OF TRIGGERING EVENTS
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We agree, subject to the terms and conditions of this Rider and the contract, to waive any applicable Withdrawal Charge prior to the date annuity payments have commenced if beginning at least 30 days after the Date of Issue a Triggering Event occurs.

This Rider is made a part of the contract to which it is attached, in consideration of: (a) payment of the applicable rider charge as shown on page 3 of the contract; and (b) a Covered Person's attained age being less than 75 on the Date of Issue of the contract. This Rider may not be issued subsequent to the Date of Issue of the contract.

Triggering Events

Triggering Events are:

1. A Covered Person being diagnosed with a first occurrence of any Covered Condition, subject to the Pre-existing Condition Limitation; and

2.  A Covered Person's confinement in a Nursing Home.

For 2. to be a Triggering Event, the following conditions must be met:

       a. a Covered Person was not confined to a Nursing Home within two years prior to the Date of Issue of the contract.

       b.   a Covered Person's confinement is for at least 90 consecutive days;

       c.   a Covered Person is receiving Nursing Care;

       d. such Nursing Care is based on a Physician's plan in accordance with accepted standards of medical practice, and is Medically Necessary;

       e. such Nursing Care is needed because of a Covered Person's inability to perform at least two of the Activities of Daily Living without Human Assistance because of either Physical Impairment or Cognitive Impairment; and

       f. such Nursing Care is received while the contract is in force, and is not assigned.

Definitions

"Activities of Daily Living" means the following activities:

 . Bathing, which means washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

 . Continence, which means the ability to maintain control of bowel and bladder functions; and when unable to maintain control of bowel or bladder functions, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

 . Dressing, which means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

 . Eating, which means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by feeding tube or intravenously. Eating does not include preparing a meal.

 . Toileting, which means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

 .  Transferring, which means moving into or out of a bed, chair, or wheelchair.


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"Cancer" means the manifestation of a malignant tumor (a tumor which is not encapsulated and has properties to infiltrate and cause metastases) including leukemia and Hodgkin's Disease other than Stage 1. The diagnosis must be supported by histological evidence of malignancy. Specifically excluded from the definition of cancer are all skin cancers except malignant melanomas, Stage 1 Hodgkin's Disease, Stage A prostate cancer, all tumors which are histologically described as pre-malignant, and carcinoma-in-situ.

"Cognitive Impairment" means a deficiency in a person's short-term or long-term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness.

"Covered Condition" means, as defined herein, cancer, heart attack, organ transplant, renal failure, or stroke.

"Covered Person" means the Owner and the Owner's Spouse. "Covered Person" will mean the Annuitant and the Annuitant's Spouse if the contract is owned by a Trust.

"First occurrence" means the first time a Covered Person is diagnosed by a Physician as having a Covered Condition. We reserve the right to confirm the diagnosis with a Physician of our election and at our expense.

"Heart attack" means the death of a portion of heart muscle (myocardium) resulting from a blockage of the coronary arteries. Diagnosis is based on three criteria being present: 1) a history of typical prolonged chest pain; 2) new EKG changes; and 3) elevation of cardiac enzymes above standard laboratory levels of normal.

"Human Assistance" means physical, hands on, assistance in the case of Physical Impairment or verbal direction or supervision in the case of a Cognitive Impairment, which helps another person to perform Activities of Daily Living.

"Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the individual's condition.

"Nursing Care" means skilled or intermediate care provided by one or more of the following health care professionals: registered nurse, licensed vocational nurse, licensed practical nurse, physical therapist, occupational therapist, speech therapist, respiratory therapist, medical social worker, or registered dietitian.

"Nursing Home" means a facility which meets all of the following requirements:

 . it is licensed and operated to provide Nursing Care for a charge (including room and board), according to the laws of the jurisdiction in which it is located;

 . has services performed by or under the continual, direct, and immediate supervision of a registered nurse, licensed practical nurse, or licensed vocational nurse, on-site twenty-four (24) hours per day.

A Nursing Home may be a freestanding facility or it may be a distinct part of a facility, including a ward, wing, or swing-bed of a hospital or other facility.

Nursing Home does not mean:

 .  a hospital or clinic;

 .  a rehabilitation hospital or facility;

 .  an assisted care living facility;

 . a rest home (a home for the aged or a retirement home) which does not, as its primary function, provide custodial care;

 . your primary place of residence, including your living quarters in a continuing care retirement community or similar entity;

 .  a facility for the treatment of alcoholism, drug addiction, or mental illness.
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"Organ transplant" means the actual undergoing of transplantation of heart, lung, liver or bone marrow, but not as the donor.

"Physical Impairment" means a loss of physical functioning which interferes with a person's ability to perform the Activities of Daily Living. A person with a physical impairment would require hands-on Human Assistance in order to perform the Activities of Daily Living.

"Physician" is a licensed medical doctor (MD) or a licensed doctor of osteopathy
(DO) practicing within the scope of his or her license issued by the jurisdiction in which the services are rendered. Physician does not include a Covered Person, a Covered Person's spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Pre-existing condition" means the existence of symptoms which would cause an ordinarily prudent person to seek medical diagnosis, care, and treatment within one year before the Date of Issue of this contract or a condition for which medical consultation, advice, or treatment was recommended by or received from or sought from a Physician during the two years immediately preceding the Date of Issue of this contract.

"Renal failure" means end stage renal failure representing as chronic irreversible failure of both kidneys to function, as a result of which regular renal dialysis is instituted or renal transplantation is carried out.

"Stroke" means a cerebrovascular accident or incident producing neurological impairment and resulting in paralysis or other measurable objective neurological deficit persisting for at least 30 days. Specifically excluded from the definition of stroke are Transient Ischemic Attacks and attacks of Vertebrobasilar Ischemia.

Pre-Existing Condition Limitation

We will not waive any Withdrawal Charge for a diagnosis of a first occurrence of a Covered Condition during the first two years after the Date of Issue of the contract if it results from a Pre-existing Condition, as defined herein.

Benefit Procedure

A written request for a withdrawal and adequate proof of a Triggering Event must be received by us no later than 90 days, or as soon thereafter as reasonably possible, from the date of diagnosis of a first occurrence of a Covered Condition or from the date of discharge from a Nursing Home Facility.

Termination

This Rider will terminate on the earliest of the following:

1. termination of the contract;

2. the lapse or exchange of the contract;

3. your written request to discontinue the Rider;

4. the Date of Maturity of the contract.

Signed for the Company at Boston, Massachusetts.


                                                       /s/ [ILLEGIBLE SIGNATURE]

                                                                       Secretary